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                                                                    EXHIBIT 21.1


                                 SUBSIDIARIES
                                 ------------

Accurate Components Inc.

Market Trading Concepts Inc.

IQXpert Holdings Inc.

IQXpert, Inc.

ExtraTime Technologies, Inc.

PartMiner Ap S

PartMiner Ltd.

PartMiner Limited

PartMiner Pte Ltd.